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                                                                 EXHIBIT 10.39


                  THE 1998 VENTURE CAPITAL RETENTION PROGRAM
                           ADOPTED FEBRUARY 19, 1998
                             AMENDED JUNE 18, 1998


Silicon Valley Bank ("Bank") recognizes the valuable contributions made by certain key employees of the Bank and wishes to retain these employees who are critical to the Bank's long-term success. In that regard, the Bank has established a retention program (the "Retention Program") where these employees can share in distributions on Silicon Valley Bancshares' (the "Company") investments in certain venture capital funds ("VC Funds"). These investments have been made by the Company under its existing venture capital investment program (the "VC Program"). Employees' continued participation in distributions from VC Funds generally will be subject to such employees' continued employment with the Bank.

- DEFINITIONS

   - DESIGNATED COMMITMENTS. $4.25 million of the Company's existing commitments under the VC Program, whether funded or unfunded, which the Company has earmarked for the Retention Program.

   - DISTRIBUTIONS. Payments made by a VC Fund (under Designated Commitments) to the Company as an investor in the VC Fund.

   - PARTICIPANTS. Those employees designated by the Bank's Executive Committee to participate in the Retention Program.

   - VC PARTICIPANT DISTRIBUTIONS. Those Distributions made to Participants under the Retention Program.

- HOW THE RETENTION PROGRAM WORKS

   - PARTICIPANTS' POTENTIAL INTEREST IN VC PROGRAM AGGREGATES $850,000 (20% OF DESIGNATED COMMITMENTS). For the 1998 Retention Program, the Company will establish a "book entry" account for Participants, covering 20% of the Designated Commitments ($850,000 in the aggregate).

   - PARTICIPANTS SHARE IN $850,000 PROGRAM PRO RATA AS DETERMINED BY BANK'S EXECUTIVE COMMITTEE. The Bank's Executive Committee shall determine the Participants' respective interests in the 1998 $850,000 Retention Program, and in turn, respective interests in the VC Participant Distributions. Each such Participant's "book entry" interest shall be deemed his or her "VC Participant Amount," and each such Participant's pro rata share in VC Participant Distributions shall be referred to as such Participant's "Pro Rata" share. For example, a Participant allocated a $15,000 "book entry" interest in the $850,000 Retention Program would have been granted a $15,000

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     Participant Amount (1.8% Pro Rata share of the 1998 Retention Program), and would be entitled to 1.8% of VC Participant Distributions made in any calendar year during the term of the Retention Program (which VC Participant Distributions to Participants aggregate to 20% of Distributions to the Company). (See discussion below regarding how VC Participant Distributions are made.)

   - PARTICIPANTS' 20% INTEREST IN DISTRIBUTIONS WILL BE RESERVED FOR PARTICIPANTS AND PAID IN JANUARY OF THE FOLLOWING YEAR. Upon receipt of Distributions to the Company, the Company will set aside the VC Participant Distributions allocable to all Participants (e.g., 20% of the total Distributions to the Company made during the applicable calendar year). (See discussion below regarding VC Participant Distributions being paid the following January.)

   - ANNUAL VC PARTICIPANT DISTRIBUTIONS WILL BE MADE TO PARTICIPANTS IN JANUARY (FOR DISTRIBUTIONS MADE IN THE PRECEDING YEAR). All Distributions reserved for Participants in a given calendar year will be paid to the Participants in January following the year of distribution, provided, however, that any Distributions which the Company may receive in the form of stock shall be retained by the Company until such time as the Company, in its sole discretion, liquidates the stock. The Participants' Pro Rata share in proceeds realized from liquidation of such stock will then be paid to the Participants in January following the year of liquidation.

   - PARTICIPANTS RECEIVE DISTRIBUTIONS ONLY TO THE EXTENT RECEIVED BY THE COMPANY. VC Participant Distributions will be paid to the Participants only to the extent they are received by the Company (subject to discussion below under "Changes That Could Affect the Award"). Therefore, if no Distributions are paid to the Company in a given year, the Participants will not receive any VC Participant Distributions in January of the following year.

   - PARTICIPANTS HAVE A 20% INTEREST IN UNFUNDED DESIGNATED COMMITMENTS. Upon the expiration of the Company's commitment to fund a VC Fund classified as a Designated Commitment (the "Commitment Termination Date"--in most cases, this will be the expiration of the term of the VC Fund), 20% of unfunded commitments made to that VC Fund, will be paid to Participants (Pro Rata) as Distributions in January following the year in which the Commitment Termination Date occurs.

   - 1998 RETENTION PROGRAM (INCLUDING BANK'S OBLIGATION TO PAY DISTRIBUTIONS ON FUNDED DESIGNATED COMMITMENTS) TERMINATES IN 2010. In 2010, the Bank's obligation to distribute to the Participants any Distributions, or unfunded commitments pertaining to Designated Commitments, will terminate. Final VC Participant Distributions, and Pro Rata interests in unfunded commitments, will be paid to Participants in January, 2011.

   - NO ASSURANCE OF ANY DISTRIBUTIONS. In light of the speculative nature of investments in the VC Funds, the Company and the Bank make no assurances whatsoever as to payment of any VC Participant Distributions to Participants and Participants shall have no claim on the Company or on the assets of the Company in the event of a failure of a Participant to receive any payment of amounts under the Retention Program for which the Company

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     did not receive a Distribution (subject to discussion below under "Changes
     That Could Affect the Award").

   - DISTRIBUTIONS SHOULD BE TAXABLE AS ORDINARY INCOME. For income tax purposes, VC Participant Distributions are taxable as ordinary income to Participants and are subject to withholding of income and employment taxes at the time of payment. Participants should consult with their own personal tax advisors to confirm the tax treatment of VC Participant Distributions.

- ELIGIBILITY

   - CONTINUED EMPLOYMENT REQUIRED. To be eligible to receive VC Participant Distributions, Participants must be employed by the Bank on the date VC Participant Distributions are paid to Participants. A Participant who terminates employment with the Bank forfeits such Participant's Pro Rata interest in future VC Participant Distributions and any further interest in such Participant's VC Participant Amount. (Any such forfeited interests will remain the property of the Company, and specifically, will not be allocated among remaining Participants in the Retention Program.) Also, a Participant who terminates employment with the Bank prior to the date on which VC Participant Distributions are paid to Participants forfeits any accrued VC Participant Distributions set aside for the Participant's benefit. The terms in this paragraph are subject to discussion below under "Changes in Employment Status."

- CHANGES THAT COULD AFFECT THE AWARD

   - PERFORMANCE STANDARDS. Awards are payable only to active employees who maintain performance ratings of 3 or higher. A Participant whose performance rating is sub-standard (rating below 3) forfeits any accrued VC Participant Distributions set aside for the Participant's benefit, which the Participant otherwise would have received in January following the sub-standard performance year, except in the sole discretion of the Bank's Executive Committee. Any forfeitures arising from a Participant's sub-standard performance will remain the property of the Company. If and as the Participant's performance improves to a rating of 3 or above in a subsequent year, the Participant will again become eligible to receive VC Participant Distributions for such subsequent year or years.

   - CHANGES IN EMPLOYMENT STATUS. A Participant must be employed by the Bank at the time VC Participant Distributions are paid (January of each year) in order to receive such Participant's Pro Rata share in the VC Participant Distributions. Notwithstanding the foregoing:

     - DISABILITY. For the first eighteen (18) months following the adoption of this Retention Program (e.g., February 19, 1998), any Participant whose employment terminates due to the Participant's disability shall be entitled to the Cashout Amount.

     "Cashout Amount" shall mean an amount equal to the aggregate of such Participant's (1) VC Participant Amount (less (a) VC Participant Distributions then to-date made on such Designated Commitments, (b) VC Participant Distributions made pursuant to

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       subsection (2) immediately below, and (c) any payments then-to-date made on unfunded Designated Commitments) and (2) then-accrued VC Participant Distribution (prior to the regular January VC Participant Distribution date).

     A Participant whose employment terminates due do the Participant's disability after eighteen (18) months following the adoption of this Retention Program shall be entitled to receive the Present Value of the Participant's VC Participant Amount.

     "Present Value" shall be determined by conducting an appraisal of the Designated Commitments and determining the fair market value of the Designated Commitments discounted to present value. The appraisal shall be prepared by an independent business valuation appraiser ("Independent Appraiser"). The appraisal shall be dated within three (3) months prior to the termination of the Participant pursuant to this section or three
       (3) months after such termination. The Present Value established by the Independent Appraiser is conclusive and binding upon the parties. The Company will pay the fees and expenses charged by the Independent Appraiser.

     - DEATH. In the event of death of a Participant within eighteen (18) months following the adoption of this Retention Program, the Participant's estate or beneficiary shall be entitled to receive the Cashout Amount.

     In the event of death of a Participant after eighteen (18) months following the adoption of this Retention Program, the Participant's estate or beneficiary shall be entitled to receive the Present Value of the Participant's VC Participant Amount.

     - RETIREMENT. If within the first eighteen (18) months following the adoption of this Retention Program, a Participant retires from employment with the Bank following the Participant's 55th birthday, the Participant shall be entitled to receive the Cashout Amount.

     If a Participant retires after eighteen (18) months following the adoption of this Retention Program, the Bank's President and Chief Executive Officer ("CEO"), in such CEO's sole discretion, shall determine if the Participant shall: (1) be entitled to receive the Present Value of the Participant's VC Participant Amount; or (2) be permitted to receive future VC Participant Distributions ("Continued Participation").

     - CHANGE TO CONSULTANT STATUS OR OTHER SPECIAL CIRCUMSTANCES. If within the first eighteen (18) months following the adoption of this Retention Program, a Participant leaves the Bank's employment, including where such Participant becomes a consultant to the Bank, the Participant may be entitled to the Cashout Amount if the CEO, in such CEO's sole discretion, determines that the Participant continues to add value to the Bank ("Adding Value"). Factors to be considered in determining Adding Value include, but are not limited to: (1) the Participant promoting and supporting the Bank in the marketplace and community; (2) the Participant promoting and supporting the interests of the Bank with clients, venture capitalists, and prospects; (3) the Participant promoting and supporting the interests of the Bank through civic activities; (4) the Participant continuing to provide a service to the Bank (e.g., as a consultant); (5) the Participant continuing to add value to a Bank-related project; or (6) the Participant providing referrals to the Bank. The CEO shall make this

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       determination one-time only, within three (3) months after the termination of the Participant pursuant to this section. In the absence of the CEO's determination to provide the special benefits provided in this section, a Participant who leaves the Bank's employment forfeits such Participant's accrued and future Pro Rata interest in VC Participant Distributions and any further interest in such Participant's VC Participant Amount, in accordance with the discussion above under "Eligibility."

       If a Participant leaves the Bank's employment after eighteen (18) months following the adoption of this Retention Program, the Participant may be entitled to either: (1) receive the Present Value of the Participant's VC Participant Amount; or (2) Continued Participation (with it being in the CEO's sole discretion as to which alternative) IF the CEO, in such CEO's sole discretion, determines that the Participant is Adding Value. The CEO shall make this determination one-time only, within three (3) months after the termination of the Participant pursuant to this section. In the absence of the CEO's determination to provide the special benefits provided in this section, a Participant who leaves the Bank's employment forfeits such Participant's accrued and future Pro Rata interest in VC Participant Distributions and any further interest in such Participant's VC Participant Amount, in accordance with the discussion above under "Eligibility."

     - CHANGE IN CONTROL. If within eighteen (18) months following the adoption of this Retention Program, there is a change in control of the Bank, a Participant who undergoes a "Covered Termination" (as such term, "Covered Termination", is defined under the Bank's change in control program), such Participant shall be entitled to receive the Cashout Amount.

     If a change in control of the Bank occurs after eighteen months following the adoption of this Retention Program and a Participant undergoes a "Covered Termination" (as such term, "Covered Termination," is defined under the Bank's change in control program), the CEO, in such CEO's sole discretion, shall determine if the Participant shall be entitled to: (1) receive the Present Value of the Participant's VC Participant Amount; or (2) Continued Participation.

   - REGULATORY LIMITATIONS. Payment of any VC Participant Distributions may be postponed, reduced and/or eliminated in certain circumstances pursuant to applicable law or regulation or as otherwise determined by the Bank's federal and state regulators.

   - CAPITAL LIMITATIONS. Payment of any VC Participant Distributions shall be deferred during such time periods when any of the Bank's capital ratios (total capital ratio, Tier1 capital ratio or Tier 1 leverage ratio) is below the trigger threshold levels set forth in the Bank's Capital Policy (as such policy may be amended from time to time). Additionally, such payments shall be deferred if after giving effect to then-payable VC Participant Distributions, the Bank's capital ratios will be below the trigger threshold levels. In such cases of deferral, payment of the VC Participant Distributions will be deferred until all of the Bank's capital ratios are restored to the trigger threshold levels (with such deferred payments being made once the ratios have been restored [unless otherwise prohibited or restricted as specified in the subsection headed "Regulatory Limitations"], and

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     specifically, even where payments then would be made prior to the regular
     January VC Participant Distribution date).

   - VIOLATION OF FIREWALLS REQUIREMENTS. Any violation of the firewalls requirements set forth in the Company's Venture Capital Fund Investment Policies and Procedures ("VC Policies and Procedures") (by any Participant), in the Executive Committee's sole discretion, shall cause a forfeiture of such Participant's then-accrued and future VC Participant Distributions.

- ADMINISTRATION

   - ADMINISTRATION BY FUNDS MANAGEMENT GROUP AND COMPENSATION AND BENEFITS DEPARTMENT. The Retention Program will be administered by the Company's Funds Management Group and the Bank's Compensation and Benefits Department.

     - INVESTMENT DECISIONS MADE BY FUNDS MANAGEMENT GROUP. The Company's Funds Management Group shall be solely responsible for all investment decisions relating to the VC Program in accordance with the Company's VC Policies and Procedures.

- COMPLIANCE WITH FIREWALLS REQUIREMENTS IN VENTURE CAPITAL FUND INVESTMENT POLICIES AND PROCEDURES

   - COMPLIANCE BY BANK OFFICERS. As noted in the Bank's Code of Ethics (the "Code"), Bank officers should be circumspect regarding behavior that even may appear that such officers are benefiting from their relationship with the Bank, even where such behavior does not constitute a violation of the Code. A violation of the Code shall have occurred if a Bank officer, in making a credit decision, is deemed to have compromised the Bank's interest by putting such officer's personal investment interest (in potential VC Participant Distributions or otherwise) ahead of the Bank's interest. Any such violation may result in disciplinary actions up to and including termination of employment.

   - COMPLIANCE BY FMG MEMBERS (COMPANY OFFICERS). As noted in the Code, Company officers should be circumspect regarding behavior that even may appear that such officers are benefiting from their relationship with the Company and the Bank, even where such behavior does not constitute a violation of the Code. A violation of the Code shall have occurred if a Company officer is deemed to have compromised the Bank's interest by influencing a credit decision in a manner that places such officer's personal investment interest (in potential VC Participant Distributions or otherwise) ahead of the Bank's or the Company's interest. Such violation shall give rise to such disciplinary actions noted in the immediately-preceding section.

   - PERIODIC AUDITS TO CONFIRM COMPLIANCE. Compliance with the above-described provision of the Code will be confirmed in the periodic compliance audits performed pursuant to Section 6.0 (regarding firewalls) of the VC Policies and Procedures. The

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     compliance auditors will bring any violation of the firewalls requirements to the attention of management (or the Board) of the Company or the Bank, as appropriate.

   - VIOLATION OF FIREWALLS REQUIREMENTS. Any violation of the firewalls requirements, in addition to giving rise to disciplinary action, may result in the Participant's forfeiting any then-accrued VC Participant Distributions, as well as all future VC Participant Distributions (in accordance with the section above headed "Violation of Firewalls Requirements").

- SEVERABILITY

   - TERMS AND PROVISIONS ARE SEVERABLE. If any term or provision of this Program is held invalid or unenforceable to any extent, the remainder of this Program shall not be affected and each term and provision of this Program shall be valid and enforceable to the fullest extent permitted by law.

- ARBITRATION

   - DISPUTES TO BE SETTLED BY ARBITRATION. Any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of the Retention Program will be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedure and the then existing Rules of Practice and Procedure of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") or the rules of practice and procedure of any successor entity to JAMS.


     THE COMPANY AND THE BANK EACH RESERVES THE RIGHT TO CHANGE, AMEND,
          SUSPEND, OR TERMINATE THE RETENTION PROGRAM AT ANY TIME. THIS PROGRAM DOES NOT CREATE A CONTRACT OF EMPLOYMENT BETWEEN SILICON VALLEY BANK AND ANY EMPLOYEE OR BETWEEN SILICON VALLEY BANCSHARES AND ANY EMPLOYEE.



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